Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2015

ALISO VIEJO, CA  – February 22, 2016 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Operational Results (as compared to Fourth Quarter 2014):

•

Comparable Hotel RevPAR, including adoption of the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (“USALI Eleventh Revised Edition”), which became effective January 1, 2015, increased 4.1% to $152.40.

•	Comparable Hotel Adjusted EBITDA Margin, including adoption of the USALI Eleventh Revised Edition and excluding prior year property taxes, net increased 120 basis points to 29.4%.
•	Adjusted EBITDA increased 4.6% to $81.1 million.
•	Adjusted FFO attributable to common stockholders per diluted share increased 11.1% to $0.30.
•

Income attributable to common stockholders, which includes a gain of $214.5 million recognized on the Company’s sale of its interests in the Doubletree Guest Suites Times Square, increased 2,034.2% to $233.8 million.

•	Income attributable to common stockholders per diluted share increased 2,140.0% to $1.12.

Full Year 2015 Operational Results (as compared to Full Year 2014):

•	Comparable Hotel RevPAR, including adoption of the USALI Eleventh Revised Edition, increased 5.9% to $162.42.
•	Comparable Hotel Adjusted EBITDA Margin, including adoption of the USALI Eleventh Revised Edition and excluding prior year property taxes, net increased 120 basis points to 30.8%.
•	Adjusted EBITDA increased 12.4% to $351.3 million.
•	Adjusted FFO attributable to common stockholders per diluted share increased 12.0% to $1.31.
•

Income attributable to common stockholders, which includes gains of $226.2 million recognized on the Company’s sales of its interests in the Doubletree Guest Suites Times Square as well as BuyEfficient, increased 369.5% to $338.2 million.

•	Income attributable to common stockholders per diluted share increased 337.8% to $1.62.

John Arabia,  President and Chief Executive Officer, stated, “During the fourth quarter, our portfolio continued to meet or exceed our expectations, benefiting from robust group business and out-of-room group spend. Group food and beverage and ancillary revenue spend increased throughout the year, driving profitability. Additionally, we enhanced our already strong growth prospects, balance sheet and liquidity with the sale of the leasehold interest of the Doubletree Guest Suites Times Square, which we sold in December for nearly $1.2 million per key. Looking forward to 2016, there is considerable uncertainty and various headwinds in the broad economy that may negatively impact lodging demand. While our hotel-specific indicators, such as group booking pace and group night production remain robust, these headwinds warrant more conservative than normal forecasting, and increase the risk of falling short of our earnings guidance. The economy and general hotel demand are factors out of our control. However,  the factors within our control, such as having one of the lowest levered balance sheets in the REIT industry and being positioned to deliver strong earnings growth through our various hotel repositionings, give us confidence that we are well positioned to take advantage of nearly any economic situation that comes our way.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014	Change		2015	2014	Change

Comparable Hotel RevPAR	$152.40	$146.85	3.8%		$162.42	$153.84	5.6%
Comparable Hotel RevPAR, including USALI Eleventh Revised Edition adoption		$146.41	4.1%			$153.33	5.9%

Comparable Hotel Occupancy	78.0%	78.0%	-	bps	82.3%	81.9%	40	bps
Comparable Hotel ADR	$195.39	$188.27	3.8%		$197.35	$187.84	5.1%
Comparable Hotel ADR, including USALI Eleventh Revised Edition adoption		$187.71	4.1%			$187.22	5.4%

Comparable Hotel Adjusted EBITDA Margin	29.4%	28.6%	80	bps	30.8%	30.0%	80	bps
Comparable Hotel Adjusted EBITDA Margin, including USALI Eleventh Revised Edition adoption		28.2%	120	bps		29.6%	120	bps

Net Income	$237.6	$14.3			$355.5	$87.9
Income Attributable to Common Stockholders per Diluted Share	$1.12	$0.05			$1.62	$0.37
Adjusted EBITDA	$81.1	$77.5			$351.3	$312.7
Adjusted FFO Attributable to Common Stockholders	$62.3	$56.0			$271.7	$225.3
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.30	$0.27			$1.31	$1.17

Disclosure regarding the non-GAAP financial measures in this release is included on pages 6 through 8. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 11 through 15 of this release. Comparable Hotel Adjusted EBITDA Margin and Comparable Hotel Adjusted EBITDA Margin, including USALI Eleventh Revised Edition adoption, both exclude prior year property taxes, net.

The Company’s actual results for the quarter ended December  31, 2015 compare to its guidance originally provided as follows:

Metric	Quarter Ended December 31, 2015 Guidance (1)	Adjustments (2)	Adjusted Prior Fourth Quarter 2015 Guidance	Quarter Ended December 31, 2015 Actual Results (unaudited)	Performance Relative to Adjusted Prior Guidance Midpoint
Comparable Hotel RevPAR Growth, including USALI Eleventh Revised Edition adoption	+2.5% - 4.0%	+ 0.5%	+ 3.0% - 4.5%	4.1%	+0.3%
Net Income ($ millions)	$19 - $25	($1.6)	$17 - $23	$238	+$218
Adjusted EBITDA ($ millions)	$76 - $82	($2.3)	$74 - $80	$81	+$4
Adjusted FFO Attributable to Common Stockholders ($ millions)	$57 - $62	($2.0)	$55 - $60	$62	+$5
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.27 - $0.30	(0.01)	$0.26 - $0.29	$0.30	+$0.03
Diluted Weighted Average Shares Outstanding	207,900,000	-	207,900,000	207,900,000	-

(1)	Represents guidance presented on October 29, 2015.
(2)	Adjustments include the fourth quarter effects of the sale of the Company's interests in the Doubletree Guest Suites Times Square, which occurred in December 2015.

The Company’s actual results for the year ended December 31, 2015 compare to its guidance originally provided as follows:

Metric	Full Year 2015 Guidance (1)	Adjustments (2)	Adjusted Prior Full Year 2015 Guidance	Full Year 2015 Actual Results (unaudited except Net Income)	Performance Relative to Adjusted Prior Guidance Midpoint
Comparable Hotel RevPAR Growth, including USALI Eleventh Revised Edition adoption	+4.75% - 5.5%	+ 0.5%	+5.25% - 6.0%	5.9%	+0.3%
Net Income ($ millions) (2)	$136 - $142	($1.6)	$134 - $140	$356	+$219
Adjusted EBITDA ($ millions)	$346 - $352	($2.3)	$344 - $350	$351	+$4
Adjusted FFO Attributable to Common Stockholders ($ millions)	$266 - $271	($2.0)	$264 - $269	$272	+$5
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.28 - $1.30	(0.01)	$1.27 - $1.29	$1.31	+$0.03
Diluted Weighted Average Shares Outstanding	207,600,000	-	207,600,000	207,600,000	-

(1)	Represents guidance presented on October 29, 2015.
(2)	Adjustments include the full year effects of the sale of the Company's interests in the Doubletree Guest Suites Times Square, which occurred in December 2015.

Recent Developments

In December 2015, the Company entered into a term loan agreement, which provided the Company with a six month period within which it had the option to borrow up to $100.0 million. The Company drew the available $100.0 million on January 29, 2016, and used the proceeds on February 1, 2016, combined with cash on hand, to repay the $114.2 million loan secured by the Boston Park Plaza. The Boston Park Plaza loan was scheduled to mature in February 2018, and was available to be repaid without penalty in February 2016. The $100.0 million unsecured term loan matures in January 2023, and bears interest based on a pricing grid with a range of 180 to 255 basis points over LIBOR, depending on the Company’s leverage ratios. Additionally, the Company entered into a forward swap agreement that fixed the LIBOR rate at 1.853% for the duration of the $100.0 million term loan. Based on the Company’s current leverage, the loan reflects a fixed rate of 3.653%. Following the Company’s repayment of the loan secured by the Boston Park Plaza, it has 21 unencumbered hotels, 14 of which are held by subsidiaries whose interests are pledged to the Company’s credit facility.

Bryan Giglia, Chief Financial Officer, stated, “At the end of 2015, we achieved our long-term leverage goals, resulting in one of the lowest levered balance sheets in the REIT space. With a significant cash position, low leverage, well staggered maturities, strong banking relationships and an undrawn $400 million credit facility, we have significant financial strength and flexibility, have sizable optionality, and are well positioned to take advantage of various opportunities that may arise.”

Balance Sheet/Liquidity Update

As of December  31, 2015, the Company had approximately $575.2 million of cash and cash equivalents, including restricted cash of $76.2 million.  Adjusting for payment of the Company’s common and preferred dividends in January 2016, total pro forma cash including restricted cash as of December 31, 2015 would be $388.9 million.

As of December 31, 2015, the Company had total assets of $3.9 billion, including $3.2 billion of net investments in hotel properties, total consolidated debt of $1.1 billion and stockholders’ equity of $2.3 billion.

Capital Improvements

The Company invested $57.7 million into capital improvements of its portfolio during the three months ended December 31, 2015.  During the fourth quarter 2015, the Company incurred revenue displacement of approximately $2.0 million.  In 2016, the Company expects to invest approximately $160 million to  $180 million into its portfolio,  with the majority of that investment going to complete its two repositionings at the Boston Park Plaza and the Wailea Beach Marriott Resort & Spa. The Company expects $14.0 million to  $16.0 million of revenue displacement, and $10.5 million to $12.5 million of EBITDA displacement resulting from the completion of the Wailea Beach Marriott Resort & Spa repositioning, which is in-line with previous estimates. In addition to displacement at the Wailea Beach Marriott Resort & Spa, the Company expects $2.5 million to $3.5 million of displacement resulting from the completion of the Boston Park Plaza repositioning, which is in-line with previous estimates.

Marc Hoffman, Chief Operating Officer, stated “We are very pleased with the progress of our repositionings in Boston and Wailea, which we expect to complete in the second and fourth quarters, respectively. While our operating results are likely to be disrupted in the near-term, we remain confident that these investments and our portfolio’s positioning in healthy markets should result in strong growth in late 2016 and in 2017.”

2016 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, severance costs associated with restructuring hotel services, early lease termination costs,  prior year property tax assessments and/or credits, debt repurchases/repayments, perpetual preferred redemptions or unannounced financings during 2016.

For the first quarter of 2016, the Company expects:

Metric	Quarter Ended March 31, 2016 Guidance
Total Portfolio Hotel RevPAR Growth	+ 0.5% - 2.5%
Comparable Hotel RevPAR Growth (1)	+ 1.5% - 3.5%
Net Income ($ millions)	$4 - $7
Adjusted EBITDA ($ millions)	$58 - $61
Adjusted FFO Attributable to Common Stockholders ($ millions)	$41 - $44
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.19 - $0.21
Diluted Weighted Average Shares Outstanding	213,000,000

For the full year of 2016, the Company expects:

Metric	Full Year 2016 Guidance
Total Portfolio Hotel RevPAR Growth	+ 1.5% - 4.5%
Comparable Hotel RevPAR Growth (1)	+ 2.5% - 5.5%
Net Income ($ millions)	$110 - $133
Adjusted EBITDA ($ millions)	$319 - $343
Adjusted FFO Attributable to Common Stockholders ($ millions)	$252 - $275
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.17 - $1.28
Diluted Weighted Average Shares Outstanding	215,000,000

(1)	Comparable Hotel RevPAR Growth excludes the Wailea Beach Marriott Resort & Spa due to the hotel’s repositioning during 2016.

First quarter and full year 2016 guidance are based in part on the following assumptions:

•

Full year revenue disruption of $14.0 million to $16.0 million, related to the repositioning at the Wailea Beach Marriott Resort & Spa, which is expected to negatively impact full year Comparable Hotel RevPAR by 100 to 125 basis points.

•	Guarantee payment of $5.0 million related to the Wailea Beach Marriott Resort & Spa recorded in the fourth quarter.
•

Full year Comparable Hotel Adjusted EBITDA Margin reduction of approximately 20 to 0 basis points, which excludes the Wailea Beach Marriott Resort & Spa and any guarantee payments, but does reflect the impact related to the end of the ground lease rent abatement at the Hilton San Diego Bayfront.

•	Full year EBITDA includes approximately $6.0 million of expense related to the end of the ground lease rent abatement at the Hilton San Diego Bayfront.
•	Full year corporate overhead expense (excluding stock amortization and one-time expenses related to acquisition closing costs) of approximately $22.5 million to $23.5 million.
•

Full year interest expense of approximately $54.3 million to $55.1 million, including approximately $2.0 million in amortization of deferred financing fees, and excluding approximately $1.4 million of capital lease obligation interest.

•

Full year expense of approximately $2.5 million to $3.0 million in one-time costs related to property-level restructuring, severance, management transition and lease termination costs, the majority of which is expected to occur during the first quarter. These expenses have been excluded from both Adjusted EBITDA and Adjusted FFO attributable to common stockholders.

•	Full year preferred dividends of $9.2 million for the Series D cumulative redeemable preferred stock.

Dividend Update

On February 18, 2016, the board of directors declared a cash dividend of $0.05 per share of common stock, as well as a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders. The dividends will be paid on April 15, 2016 to stockholders of record as of March 31, 2016.

The Company expects to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2016. To the extent that the expected regular quarterly dividends for 2016 do not satisfy the Company’s annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch up” dividend in January 2017. The level of any future quarterly dividends, however, will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year 2015 financial results on February 23, 2016, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-800-524-8850 (for domestic callers) or 1-416-204-9702 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of February 22, 2016 has interests in 29 hotels comprised of 13,845 rooms. Sunstone’s hotels are primarily in the urban, upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton,  Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by producing superior long-term returns. Our values include transparency, trust, ethical conduct, communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to employ a balanced, cycle-appropriate corporate strategy.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of February 22, 2016, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization, or EBITDA; Adjusted EBITDA (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDA; and hotel Adjusted EBITDA margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders,  hotel adjusted EBITDA and hotel adjusted EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly the same as the Company does. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA and Adjusted EBITDA are commonly used measures of performance in many industries. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA and Adjusted EBITDA facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of “FFO applicable to common shares.” This may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the non-cash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Marriott Resort & Spa. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•	Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions classified as a business are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Noncontrolling interests: we deduct the noncontrolling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership,  as well as any preferred dividends earned by preferred investors in an entity that owns the Doubletree Guest Suites Times Square, including related administrative fees, prior to the hotel’s sale in December 2015.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO attributable to common stockholders is not consistent with reflecting the ongoing performance of our remaining assets.

•

Other adjustments: we exclude other adjustments such as executive severance costs, lawsuit settlement costs, prior year property tax adjustments,  property-level restructuring, severance and management transition costs,  lease buyouts and any gains or losses we have recognized on sales or redemptions of assets other than real estate investments because we do not believe these costs reflect our actual performance for that period and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile.  We  also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the non-cash gains or losses on our derivatives, as well as any federal and state taxes associated with the application of net operating loss carryforwards or with the sale of assets other than real estate investments. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel  Adjusted EBITDA and hotel  Adjusted EBITDA margins, the revenue and expense items associated with BuyEfficient prior to its sale in September 2015 and other miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDA results in a more accurate presentation of the hotel Adjusted EBITDA margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 29 comparable hotels include all hotels held for investment as of December 31, 2015,  and also include prior ownership results for the Wailea Beach Marriott Resort & Spa acquired in July 2014.  We obtained prior ownership information from the Wailea Beach Marriott Resort & Spa's previous owner during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition. We believe that providing comparable hotel data is useful to us and to investors in evaluating our operating performance because this measure helps us and investors evaluate and compare the results of our operations from period to period by removing the fluctuations caused by an acquisition or a disposition. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Reconciliations of net income to EBITDA, Adjusted EBITDA, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are set forth on pages 11 and 12. Reconciliations and the components of hotel Adjusted EBITDA and hotel  Adjusted EBITDA margin are set forth on page 15.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$499,067	$222,096
Restricted cash	76,180	82,074
Accounts receivable, net	32,024	34,227
Inventories	1,395	1,439
Prepaid expenses	10,879	14,909
Total current assets	619,545	354,745

Investment in hotel properties, net	3,229,010	3,538,129
Deferred financing fees, net	4,310	653
Goodwill	990	9,405
Other assets, net	9,396	14,485

Total assets	$3,863,251	$3,917,417

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$30,193	$32,577
Accrued payroll and employee benefits	28,023	31,919
Dividends payable	265,124	76,694
Other current liabilities	41,877	36,466
Current portion of notes payable, net	85,776	119,607
Total current liabilities	450,993	297,263

Notes payable, less current portion, net	1,010,819	1,302,137
Capital lease obligations, less current portion	15,575	15,576
Other liabilities	34,744	33,607
Total liabilities	1,512,131	1,648,583

Commitments and contingencies	—	—

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at December 31, 2015 and 2014, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 207,604,391 shares issued and outstanding at December 31, 2015 and 204,766,718 shares issued and outstanding at December 31, 2014	2,076	2,048
Additional paid in capital	2,458,735	2,418,567
Retained earnings	652,858	305,503
Cumulative dividends	(927,868)	(624,545)
Total stockholders' equity	2,300,801	2,216,573
Noncontrolling interests in consolidated joint ventures	50,319	52,261
Total equity	2,351,120	2,268,834

Total liabilities and equity	$3,863,251	$3,917,417

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Revenues
Room	$207,361	$204,765	$874,117	$811,709
Food and beverage	74,072	66,441	293,892	259,358
Other operating	19,500	18,674	81,171	70,931
Total revenues	300,933	289,880	1,249,180	1,141,998
Operating expenses
Room	54,293	55,070	224,035	214,899
Food and beverage	51,520	46,387	204,932	180,053
Other operating	5,262	5,536	21,335	21,012
Advertising and promotion	15,640	14,252	61,892	54,992
Repairs and maintenance	11,759	12,261	46,557	45,901
Utilities	7,807	8,553	34,543	34,141
Franchise costs	10,087	9,911	40,096	38,271
Property tax, ground lease and insurance	22,554	21,650	94,967	84,665
Property general and administrative	32,948	32,944	142,332	126,737
Corporate overhead	6,117	7,329	33,339	28,739
Depreciation and amortization	41,805	40,257	164,716	155,845
Total operating expenses	259,792	254,150	1,068,744	985,255
Operating income	41,141	35,730	180,436	156,743
Interest and other income	535	891	3,885	3,479
Interest expense	(15,496)	(17,649)	(66,516)	(72,315)
Loss on extinguishment of debt	(2,962)	(4,107)	(2,964)	(4,638)
Gain on sale of assets	214,535	—	226,217	—
Income before income taxes and discontinued operations	237,753	14,865	341,058	83,269
Income tax provision	(178)	(258)	(1,434)	(179)
Income from continuing operations	237,575	14,607	339,624	83,090
Income (loss) from discontinued operations, net of tax	—	(350)	15,895	4,849
Net income	237,575	14,257	355,519	87,939
Income from consolidated joint ventures attributable to noncontrolling interests	(1,521)	(1,004)	(8,164)	(6,708)
Preferred stock dividends	(2,300)	(2,300)	(9,200)	(9,200)
Income attributable to common stockholders	$233,754	$10,953	$338,155	$72,031

Basic and diluted per share amounts:
Income from continuing operations attributable to common stockholders	$1.12	$0.05	$1.54	$0.34
Income from discontinued operations, net of tax	—	—	0.08	0.03
Basic and diluted income attributable to common stockholders per common share	$1.12	$0.05	$1.62	$0.37

Basic and diluted weighted average common shares outstanding	207,604	203,870	207,350	192,674

Dividends declared per common share	$1.26	$0.36	$1.41	$0.51

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31, 2015
	2015	2014	2015	2014

Net income	$237,575	$14,257	$355,519	$87,939
Operations held for investment:
Depreciation and amortization	41,805	40,257	164,716	155,845
Amortization of lease intangibles	707	1,027	3,791	4,113
Interest expense	15,496	17,649	66,516	72,315
Income tax provision	178	258	1,434	179
Noncontrolling interests:
Income from consolidated joint ventures attributable to noncontrolling interests	(1,521)	(1,004)	(8,164)	(6,708)
Depreciation and amortization	(866)	(846)	(3,432)	(3,335)
Interest expense	(388)	(390)	(1,537)	(2,020)
Discontinued operations:
Income tax provision	—	—	105	—
EBITDA	292,986	71,208	578,948	308,328

Operations held for investment:
Amortization of deferred stock compensation	1,031	1,452	6,536	6,221
Amortization of favorable and unfavorable contracts, net	(1,487)	36	(1,623)	166
Non-cash straightline lease expense	496	504	1,987	2,021
Capital lease obligation interest - cash ground rent	(351)	(351)	(1,404)	(1,404)
Gain on sale of assets, net	(214,526)	(11)	(226,234)	(93)
Severance costs associated with sale of BuyEfficient	—	—	1,636	—
Loss on extinguishment of debt	2,962	4,107	2,964	4,638
Gain on redemption of note receivable	—	—	(939)	—
Closing costs - completed acquisitions	—	7	—	541
Prior year property tax adjustments, net	—	(35)	(865)	(3,305)
Property-level restructuring, severance and management transition costs	62	675	1,219	675
Lease termination costs	—	—	300	—
Costs associated with CEO severance	—	—	5,257	—
Noncontrolling interests:
Non-cash straightline lease expense	(112)	(112)	(450)	(450)
Loss on extinguishment of debt	—	—	—	(133)
Prior year property tax adjustments, net	—	—	—	696
Discontinued operations:
Gain on sale of assets, net	—	—	(16,000)	(5,199)
	(211,925)	6,272	(227,616)	4,374

Adjusted EBITDA	$81,061	$77,480	$351,332	$312,702

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net income	$237,575	$14,257	$355,519	$87,939
Preferred stock dividends	(2,300)	(2,300)	(9,200)	(9,200)
Operations held for investment:
Real estate depreciation and amortization	41,653	39,852	163,361	154,253
Amortization of lease intangibles	707	1,027	3,791	4,113
Gain on sale of assets, net	(214,526)	(11)	(226,234)	(93)
Noncontrolling interests:
Income from consolidated joint ventures attributable to noncontrolling interests	(1,521)	(1,004)	(8,164)	(6,708)
Real estate depreciation and amortization	(866)	(846)	(3,432)	(3,335)
Discontinued operations:
Gain on sale of assets, net	—	—	(16,000)	(5,199)
FFO attributable to common stockholders	60,722	50,975	259,641	221,770

Operations held for investment:
Write-off of deferred financing fees	—	—	455	—
Amortization of favorable and unfavorable contracts, net	(1,487)	36	(1,623)	166
Non-cash straightline lease expense	496	504	1,987	2,021
Non-cash interest related to gain on derivatives, net	(321)	(134)	(309)	(529)
Loss on extinguishment of debt	2,962	4,107	2,964	4,638
Gain on redemption of note receivable	—	—	(939)	—
Closing costs - completed acquisitions	—	7	—	541
Prior year property tax adjustments, net	—	(35)	(865)	(3,305)
Income tax benefit related to prior years	—	—	—	(762)
Property-level restructuring, severance and management transition costs	62	675	1,219	675
Lease termination costs	—	—	300	—
Costs associated with CEO severance	—	—	5,257	—
Amortization of deferred stock compensation associated with CEO severance	—	—	1,623	—
Severance costs associated with sale of BuyEfficient	—	—	1,636	—
Income tax provision related to gain on sale of BuyEfficient	—	—	720	—
Noncontrolling interests:
Non-cash straightline lease expense	(112)	(112)	(450)	(450)
Non-cash interest related to loss on derivative, net	—	—	(3)	—
Loss on extinguishment of debt	—	—	—	(133)
Prior year property tax adjustments, net	—	—	—	696
Discontinued operations:
Income tax provision	—	—	105	—
	1,600	5,048	12,077	3,558

Adjusted FFO attributable to common stockholders	$62,322	$56,023	$271,718	$225,328

FFO attributable to common stockholders per diluted share	$0.29	$0.25	$1.25	$1.15

Adjusted FFO attributable to common stockholders per diluted share	$0.30	$0.27	$1.31	$1.17

Basic weighted average shares outstanding	207,604	203,870	207,350	192,674
Shares associated with unvested restricted stock awards	263	682	262	552
Diluted weighted average shares outstanding	207,867	204,552	207,612	193,226

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for First Quarter 2016

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	March 31, 2016
	Low	High

Net income	$3,600	$6,900
Depreciation and amortization	40,900	40,900
Amortization of lease intangibles	100	100
Interest expense	13,700	13,700
Income tax provision	200	200
Noncontrolling interest	(3,100)	(3,500)
Amortization of deferred stock compensation	1,000	1,000
Non-cash straightline lease expense	400	400
Capital lease obligation interest - cash ground rent	(400)	(400)
Property-level restructuring, severance, management transition and lease termination costs	1,600	1,700
Adjusted EBITDA	$58,000	$61,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$3,600	$6,900
Preferred stock dividends	(2,300)	(2,300)
Real estate depreciation and amortization	40,700	40,700
Amortization of lease intangibles	100	100
Noncontrolling interest	(2,700)	(3,100)
Non-cash straightline lease expense	400	400
Property-level restructuring, severance, management transition and lease termination costs	1,600	1,700
Adjusted FFO attributable to common stockholders	$41,400	$44,400

Adjusted FFO attributable to common stockholders per diluted share	$0.19	$0.21

Diluted weighted average shares outstanding	213,000	213,000

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2016

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2016
	Low	High

Net income	$110,100	$133,400
Depreciation and amortization	158,800	158,800
Amortization of lease intangibles	300	300
Interest expense	54,300	55,100
Income tax provision	800	800
Noncontrolling interest	(12,900)	(13,500)
Amortization of deferred stock compensation	4,800	4,800
Non-cash straightline lease expense	1,700	1,700
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Property-level restructuring, severance, management transition and lease termination costs	2,500	3,000
Adjusted EBITDA	$319,000	$343,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$110,100	$133,400
Preferred stock dividends	(9,200)	(9,200)
Real estate depreciation and amortization	158,000	158,000
Amortization of lease intangibles	300	300
Noncontrolling interest	(11,400)	(12,000)
Non-cash straightline lease expense	1,700	1,700
Property-level restructuring, severance, management transition and lease termination costs	2,500	3,000
Adjusted FFO attributable to common stockholders	$252,000	$275,200

Adjusted FFO attributable to common stockholders per diluted share	$1.17	$1.28

Diluted weighted average shares outstanding	215,000	215,000

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Comparable Hotel Adjusted EBITDA and Margins

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Comparable Hotel Adjusted EBITDA Margin, excluding prior year property taxes, net (1) (4)	29.4%	28.6%	30.8%	30.0%
Comparable Hotel Adjusted EBITDA Margin, including USALI adoption (2) (6)	29.4%	28.2%	30.9%	29.9%
Comparable Hotel Adjusted EBITDA Margin, including USALI adoption and excluding prior year property taxes, net (3) (4) (6)	29.4%	28.2%	30.8%	29.6%

Total revenues	$300,933	$289,880	$1,249,180	$1,141,998
Non-hotel revenues (5)	(1,605)	(1,797)	(7,822)	(7,174)
USALI adjustments (6)	—	4,237	—	16,307
Total Actual Hotel Revenues	299,328	292,320	1,241,358	1,151,131
Sold hotel revenues (7)	(15,653)	(20,532)	(64,571)	(69,569)
Prior ownership hotel revenues (8)	—	—	—	33,369
Prior ownership USALI adjustments (6)	—	—	—	166
Total Comparable Hotel Revenues	$283,675	$271,788	$1,176,787	$1,115,097

Net income	$237,575	$14,257	$355,519	$87,939
Non-hotel revenues (5)	(1,605)	(1,797)	(7,822)	(7,174)
Non-hotel operating expenses (9)	982	2,508	10,211	9,696
Property-level restructuring, severance and management transition costs (10)	62	675	1,219	675
Lease termination costs (10)	—	—	300	—
Corporate overhead	6,117	7,329	33,339	28,739
Depreciation and amortization	41,805	40,257	164,716	155,845
Interest and other income	(535)	(891)	(3,885)	(3,479)
Interest expense	15,496	17,649	66,516	72,315
Loss on extinguishment of debt	2,962	4,107	2,964	4,638
Gain on sale of assets	(214,535)	—	(226,217)	—
Income tax provision	178	258	1,434	179
(Income) loss from discontinued operations, net of tax	—	350	(15,895)	(4,849)
Actual Hotel Adjusted EBITDA	88,502	84,702	382,399	344,524
Sold hotel Adjusted EBITDA (7)	(5,116)	(8,128)	(19,038)	(23,019)
Prior ownership EBITDA (8)	—	—	—	11,610
Comparable Hotel Adjusted EBITDA	83,386	76,574	363,361	333,115
Prior year property taxes, net (4)	—	(35)	(865)	(3,301)
Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net (4)	$83,386	$76,539	$362,496	$329,814

* Footnotes on page 16

(1)

Comparable Hotel Adjusted EBITDA Margin, excluding prior year property taxes, net is calculated as Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net divided by Total revenues, net of non-hotel revenues, plus prior ownership hotel revenues.

(2)	Comparable Hotel Adjusted EBITDA Margin, including USALI adoption is calculated as Comparable Hotel Adjusted EBITDA divided by Total Comparable Hotel Revenues.
(3)

Comparable Hotel Adjusted EBITDA Margin, including USALI adoption and excluding prior year property taxes, net is calculated as Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net divided by Total Comparable Hotel Revenues.

(4)

Prior year property taxes, net for the three months ended December 31, 2014 excludes the additional net benefit of  $35,000.  Prior year property taxes, net for the years ended December 31, 2015 and 2014 exclude the additional net benefit of $0.9 million and $3.3 million, respectively.

(5)

Non-hotel revenues represent revenues earned by BuyEfficient prior to its sale in September 2015, as well as the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Marriott Resort & Spa.

(6)

USALI adjustments represent the changes needed to conform the Company's hotel revenues to the industry's Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition,  which became effective January 1, 2015.

(7)

Includes hotel revenues and Adjusted EBITDA generated during the Company's ownership period for the Doubletree Guest Suites Times Square, sold by the Company on December 18, 2015. The hotel's EBITDA has been adjusted to exclude the amortization of lease intangibles as well as the non-cash straightline lease expense. 2014 amounts have been adjusted to include the changes needed to conform the hotel's revenues to the industry's Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition,  which became effective January 1, 2015.

(8)

Includes the Wailea Beach Marriott Resort & Spa hotel revenues and EBITDA generated during the prior ownership period for the Wailea Beach Marriott Resort & Spa acquired by the Company on July 17, 2014. The Company obtained prior ownership information from the Wailea Beach Marriott Resort & Spa’s previous owner during the due diligence period before acquiring the hotel. The Company performed a limited review of the information as part of its analysis of the acquisition.

(9)

Non-hotel operating expenses represent expenses generated by BuyEfficient prior to its sale in September 2015, as well as the following: the amortization of lease intangibles; the amortization of the favorable management agreement recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile; non-cash straightline lease expense; and capital lease obligation interest - cash ground rent.

(10)

Property-level restructuring, severance and management transition costs for the three months ended December 31, 2015 includes restructuring and severance costs of $0.1 million at the Boston Park Plaza, combined with a ($16,000) adjustment to previously reported management transition costs at the Hilton New Orleans St. Charles. Property-level restructuring, severance and management transition costs for the year ended December 31, 2015 includes restructuring and severance costs totaling $0.7 million at the Boston Park Plaza, $20,000 at the Marriott Philadelphia and $0.4 million at the Renaissance Washington DC, combined with management company transition costs of $0.1 million at the Hilton New Orleans St. Charles, and lease termination costs of $0.3 million at the Boston Park Plaza. Property-level restructuring, severance and management transition costs for both the three months and year ended December 31, 2014 includes $0.7 million in property-level restructuring costs at the Boston Park Plaza.